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                                           Carla Pollard, Controller
                                           (561) 863-2554



News Release

FOR:       REPUBLIC SECURITY FINANCIAL CORPORATION
           WEST PALM BEACH, FLORIDA  33407


                    REPUBLIC SECURITY FINANCIAL CORPORATION'S
                                 ACQUISITION OF
                     FIRST PALM BEACH BANCORP, INC. COMPLETE
===============================================================================

     WEST PALM BEACH, FLORIDA, October 29, 1998 - Republic Security Financial Corporation ("RSFC"), a West Palm Beach, Florida-based holding company and parent to Republic Security Bank ("Republic") announced today the acquisition of First Palm Beach Bancorp, Inc. ("FPBB"), by RSFC was consummated. Shareholders of both companies approved the transaction on October 27, 1998. FFPB is the parent company of First Bank of Florida, a $1.8 billion thrift headquartered in West Palm Beach, Florida with total loans of $1.1 billion, total deposits of $1.3 billion and total equity of $128 million. With this merger, Republic will enhance its already strong franchise in Palm Beach, Broward and Dade counties while expanding Republic's franchise into Martin and Lee counties, producing a unique franchise in the lucrative Southeast Florida banking market. The largest, independent community bank headquartered in Florida, Republic Security Bank now operates 90 branches throughout Palm Beach, Broward, Dade, Martin and Lee counties. The data conversion of First Bank's system is scheduled in April 1999.

     The transaction was accounting for as a pooling of interests and RSFC issued approximately 21.7 million shares of its common stock for all outstanding shares of FFPB. FFPB shareholders received 4.194 shares of RSFC stock for each share of First Bank stock.

     Republic Security Financial Corporation with total assets of $3.0 billion operates 90 full service banking offices and is headquartered in Palm Beach County, Florida. The acquisition of First Bank represents Republic's eighth acquisition since 1992.

     Republic Security Financial Corporation's common stock is traded on the over-the-counter market and quoted on the NASDAQ National Market System under the symbol RSFC.

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